Exhibit 10.2

February 27, 2017

Kevin J. Sylla

22287 Mulholland Hwy, #350

Calabasas, CA 91302

Dear Kevin:

As CEO of Foothills Exploration, Inc. (the “Company”) and acknowledging your role as managing member of TEPI, a material part of the acquisition that Company completed at end of 2016, I am pleased to extend the following offer of employment for your review and consideration.

Position/Title:	CEO and Director of Foothills Petroleum, Inc. (“FPI”), a wholly-owned subsidiary of the Company and the current parent of TEPI, reporting to the Board of Directors (the “Board”) of FPI or such other person or persons as may be designated by the Board.

Employment Term:	36 months

Salary:	Starting annual salary of $360,00.00 payable twice monthly in accordance with the Company’s general employment practices with annual increases of 3% per annum. Upon your start as a full-time executive of the Company, you will understandably be foregoing any prior payment arrangements you had in place with the previous owners of TEO, LLC, TEPI, LLC and TEML, LLC, and you shall also continue to serve as Manager for all three of these indirect wholly-owned subsidiaries of the Company.

Signing Bonus:	Signing bonus of $10,000.00, payable on the effective employment date

Car / Cell Phone Allowance:	Monthly car allowance of $800.00 per month and monthly cell phone allowance of $100.00 per month after the Company’s total oil and gas production has reached a minimum threshold of 750 BOEPD.

Benefits:	Executive shall be entitled to the following benefits after completion of the initial ninety (90) day Probationary Period:

•	One (1) week paid vacation in first year of employment; Two (2) weeks’ vacation in second and subsequent years of employment, which is based on an accrual basis. During the 90-day Probationary Period, Executive will not earn vacation benefits;

•	Paid sick time – not to exceed five (5) days per year;

•	Six (6) paid holidays per calendar year;

•	Group health insurance for Executive, spouse and dependents with employer and employee contributions paid;

Bonuses:	Bonuses as may be appropriate for milestones and other targeted company objectives that are met, at discretion of the Board. Executive’s bonus package to be defined and delineated during the 90-day probationary period by the Board. Should a material transaction or other favorable event occur during the 90-day probationary period, in which your services in particular have added value and which in sole good faith determination of the Board merits additional compensation, then the Board may in its sole discretion consider whether additional bonus compensation should be paid to Executive.

Stock Options:	Stock options for 1.2 million shares of the Company’s common stock having a 7-year term, vesting quarterly over 3 years, but subject to no exercise for 12 months and subject further to all unvested options being accelerated upon any change of control event. The strike price for the options shall be 110% of the closing bid price on the date that employment commences.

We recognize that you have other business interests in and outside the oil and gas industry which may need to be resolved during the probationary period to the satisfaction of the Company. This offer is subject both to (i) approval of the Board within five business days of acceptance and to (ii) execution of the Employment Agreement.

Sincerely yours,

B.P. Allaire

CEO

Agreed to and accepted this ____ day of February, 2017:

By: Kevin J. Sylla